Exhibit 99.1

RCC 2nd Quarter Earnings Teleconference
Tuesday, August 5, 2003 at 8:00 a.m. CDT

Operator

And then thank you all for holding. At this time I would like to remind all parties, your lines have been placed on a listen-only mode until we open up for questions and answers and also that today’s call is being recorded. I would now like to turn the call over to Mr. Chris Boraas. You may begin.

Chris Boraas - Rural Cellular Corporation — Investor Relations Director

•	Good morning, everyone.

•	As a reminder, this call is being broadcast live through our Web site, at WWW.RCCWIRELESS.COM.

•	An archive will also be made available in the investor relations’ section of our Web site.

•	In addition, after the completion of this call, a dial-in replay will be available through August 11, 2003.

•	A Form 8-K will also be filed today including as exhibits the text from today’s teleconference and the press release.

•	Presenting this morning will be Richard Ekstrand, RCC’s President and CEO, and Wesley Schultz, RCC’s chief financial officer.

•	Following the opening remarks, Rick, Wes and Ann Newhall, RCC’s Chief Operating Officer, will be available to take your questions.

•	In the interest of time, please try to limit your questions to two.

•	Before we begin, I want to state that any comments about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to negotiate favorable roaming agreements, the ability to service debt, the resolution of certain network technology issues and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2002 and from time to time, in other filings with the Securities and Exchange Commission.

•	In the course of this conference call, we will be referencing Non-GAAP performance measures.

•	For a reconciliation of Non-GAAP financial measures to comparable GAAP measures, please refer to our web site where you will find a Non-GAAP to GAAP reconciliation included in our August 4th, 2003 press release.

•	And with that, I’ll turn it over to Rick Ekstrand.

Richard P. Ekstrand - Rural Cellular Corporation — President & CEO

•	Thanks, Chris, and good morning, everyone.

•	As you probably all know, we’ve been pretty busy since our last call.

•	So in the spirit of efficiency, let’s get right to the point:

1)	our operations continue to be very strong and sustainable,

2)	our network and roaming strategy presents a solid future, and,

3)	we’ve made and continue to explore improvements to our capital structure.

•	On the operating front, our strategy has not changed.

•	It’s all about balanced growth.

•	We do not favor any one key operating metric while sacrificing another.

•	We understand the importance of growing and keeping the right customers.

•	And we vigorously explore new ways to bring efficiency to operations that will be reflected in EBITDA and free cash flow growth.

•	And now, because we kept our eye on business fundamentals, RCC has reached another milestone.

•	Driven by a 13% increase in service revenue over last year, continued strong roaming revenue, and effective cost controls, we are now reporting net income for the quarter of $382,000.

•	Contributing to our increased service revenue this quarter was our third consecutive quarter of year-over-year growth in local service revenue per customer, with this quarter coming in at $44 compared to $41 last year.

•	New features such as SMS contributed to this trend; however, the bottom line is that our customers are simply using their phones more and more.

•	They are indeed “Part of Life Here.”

•	Network minutes continue to increase as shown by approximately a 35% increase over last year.

•	Also contributing to our improved service revenue was our Universal Service Fund Support.

•	During the second quarter of this year, we reported $2.5 million in support because of our ETC certification in Alabama, Mississippi and Washington.

•	We have since received certification in Maine and Vermont and expect support payments to begin during the fourth quarter of this year.

•	We have recently received conditional ETC status in Minnesota and look forward to receiving support payments in the first quarter of next year.

•	Service revenue growth combined with stable roaming levels and efficient operating costs made for a great quarter, but it is important to understand that what got us to this point was continued focus and determination from our employees.

•	So we again express our thanks to a very dedicated group of individuals.

•	Our team fully understands that profitability this quarter is great, but the quarter is now over and we are on to the next, pursuing continued improvement in all areas of our operation which we believe will further drive good results.

•	Moving on to the network front, we continue to proceed with a GSM/GPRS network overlay in our Northeast region and a CDMA 1XRTT overlay in our Midwest region.

•	Although the overlays will be a multiple year process, they will be operational on a limited basis in both of these regions by yearend.

•	And as you already know, we are still evaluating overlay options in our South and Northwest regions.

•	In conjunction with the planned overlays, we’ve entered into roaming agreements with Cingular effective June 2003 through December 2007 and with AT&T Wireless effective June 2003 through March 2006 with our option to continue the agreement until 2008.

•	Other long-term roaming arrangements also support our stable roaming revenue outlook.

•	To this point, we’ve been talking about our overlays in terms of our roaming customers, but just as importantly, these networks will be a platform for us to provide advanced services to our customers adding further value and growing service revenue.

•	Now a few thoughts regarding recent developments; we are pleased with the results of our senior notes offering and also the amended credit facility.

•	Some market concerns were also addressed with the completion of the notes and amendment including:

1)	Total leverage covenants; and

2)	Near-term debt amortization requirements.

•	So let’s wrap it up.

•	Last quarter we said we would bring continued efficiency to operations,

•	This quarter we generated very strong EBITDA margins.

•	Last quarter, we said we would build and position networks for the future.

•	This quarter we announced significant network and roaming agreements and are close to completing a major equipment vendor agreement.

•	Last quarter we said we would grow and keep the right customers.

•	This quarter we have increased LSR, achieved solid organic growth in service revenue and maintained strong retention.

•	Last quarter we indicated we would generate free cash flow.

•	And this quarter, we topped free cash flow, we had net income.

•	And with that, I’ll turn it over to Wesley Schultz, our CFO, for a financial wrap-up of our second quarter.

Wesley E. Schultz - Rural Cellular Corporation — CFO

•	Thanks, Rick.

•	Net income of $0.03 per share is a beginning and it affirms the goal we are all working towards.

•	And although continued net income is something to watch for in future quarters, I would like to remind everyone of the seasonal aspects of our business and also of the upcoming 3rd quarter write-off through interest expense of approximately $6.0 million in debt issuance costs as a result of our recent pay down of credit facility borrowings.

•	But our business is also about cash management, and once again, we have demonstrated our ability to increase EBITDA with $61 million for the quarter as compared to $59 million last year.

•	Wireless Alliance accounted for approximately $924,000 of this total.

•	On the surface EBITDA growth may appear to have slowed, so I want to explain how a change in the emphasis of our marketing plans affected EBITDA this quarter as it did in the first quarter.

•	Our customer promotion activities during the first half of last year utilized phone rental programs, capitalizing $6.4 million in handset costs during the second quarter of last year.

•	As you may recall, starting in the 3rd quarter of 2002, we have not utilized this program.

•	Under the phone rental programs, RCC retains ownership of the customers’ handset.

•	Taking this into account, EBITDA actually grew at a double-digit rate.

•	As Rick mentioned, service revenue was a dramatic contributor to the success of this quarter as we have consistently added value to the service we provide to our customers.

•	As result, we were able to increase our LSR by $3 over last year.

•	In addition, our retention continues to be strong at 98.4%.

•	On the customer front, we continue to feel that quality postpaid customer growth represents our best opportunity for revenue enhancement.

•	Although we are less than satisfied with our customer growth this quarter, we have balanced this against our positive growth in LSR.

•	Going forward, we continue to believe we will get our share of new customers as the markets we serve continue to grow.

•	Digital customers at the end of the quarter continue to account for more than 80% of our total customer base.

•	On the accounting front, I would like to clarify that service revenue now includes the pass-through amounts that RCC charges its customers for Universal Service Funding which in turn are offset by an increase in SG&A.

•	For the three and six month periods ended June 30, 2003, this amount was $2.5 million and $3.7 million, respectively.

•	For the three and six month periods ended June 30, 2002, this amount was $1.2 million and $2.4 million, respectively

•	This revenue is not included in our LSR or ARPU calculations.

•	We are seeing increased usage by our own customers as well as by roamers who use our networks.

•	During our last teleconference we had indicated that roaming for the second quarter would be down from the prior year.

•	Roaming revenue was essentially flat at $31.8 million when compared to last year if you consider that the Wireless Alliance received a one time retroactive roaming payment of $2 million in the second quarter of 2002.

•	The effect of yield declines continues to be softened by significant increases in minutes of use.

•	Based on our most recent forecast trends, we currently believe roaming revenues for this year will likely be slightly above last year.

•	The cost side of our operations continues to reflect efficiency improvement.

•	Network cost as a percentage of total revenues decreased to 19.3% compared with 21.8% last year.

•	Incollect minutes continue to grow; yet average incollect cost per minute dropped, resulting in incollect expense for the quarter declining to $11.9 million from $12.4 last year.

•	Although SG&A is up this quarter, a portion of the increase resulted from legal costs related to obtaining ETC eligibility and certification in several states.

•	We also experienced a sharp increase in carrier service fees resulting from roaming minute volume increases.

•	And finally, the pass through USF cost for the quarter was up by approximately $1 million over last year.

•	Now, turning to our balance sheet.

•	We had net capital expenditures of $14.1 million this quarter.

•	It is important to note that we are limiting our investment in TDMA as we prepare for our next generation technology overlays.

•	We expect capital expenditures to be significantly higher during the 2nd half of this year.

•	We are also affirming our earlier guidance that capital expenditures will be approximately $190 to $230 for 2003 through 2005.

•	I also would like to express my satisfaction with the recently completed senior notes offering and our credit facility amendment.

•	Under the amended facility,

•	We have reset our financial covenants providing us with room to operate the company,

•	there will be no mandatory amortization payments under the credit facility until June 2005,

•	there will be an available undrawn revolver commitment of $60.0 million, and

•	there will be no reductions in commitments of this revolving credit facility until June 2007.

•	Other amendments to the credit facility include provisions that establish a basket for repurchases, repayments, redemptions, dividend payments or other acquisitions of senior notes, subordinated debt, and preferred stock.

•	As of August 1, 2003, reflecting the closing of both the offering and the credit facility amendment, we had $541 million drawn under our credit facility and were in compliance with all covenants.

•	Thank you. Now, I will turn the teleconference back to Michelle, who will poll you for any questions.

Operator

At this time if you would like to ask a question or to simply make a comment, you may press star followed by one. Again that is star one. Pat Dyson please ask your question and state your company name.

Pat Dyson - Credit Suisse First Boston — Analyst

Good morning. Credit Suisse First Boston. I have three questions. First USF revenue was nice this quarter and just wanted to see if you had any update as far as thoughts for the balance of ’03, and additionally any thoughts as far as how big that number could turn out into 2004, Secondly, if you could just provide the roaming yield for the quarter and then finally if you could just give us an update on the strategy that the company presently has as it relates to the preferreds. Thanks.

Wesley E. Schultz - Rural Cellular Corporation — CFO

Pat this is Wes Schultz. I’ll start off answering these and Rick and Ann can add to my comments. Part of the USF revenues for ’03 — I think we had talked in previous calls that we were anticipating having revenues from USF subsidies for 2003 in the $5-10 million range. We continue to believe that we will be in that range for ’03, although I think it’s likely that we will be towards the upper end of that range for this year. As we look at the future, we anticipate the increase certainly next year as we get the full year benefit of having Maine and Vermont and likely Minnesota added to our USF mix. So we would anticipate that these USF revenues would grow pretty substantially next year based on our current customers and based on current subsidy levels, both of which obviously will have an impact on ultimately the revenues that we’d get there. As it relates to the second question on roaming yield, our roaming yield for the second quarter was in line, pretty consistent with where our roaming yields for the last two quarters going back to fourth quarter of ’02 and the first quarter of this year, roughly in the $0.21 range. As far as the preferred stock is concerned, one of the changes in the amendment that we have talked about in our press release and in our earlier talking points was the fact that we do have a basket that has been created within the credit facility that has been an obstacle for us. And looking at buying back any of our junior securities in the past, we now have that ability and we will look at doing that when it makes sense from the company’s perspective.

Pat Dyson - Credit Suisse First Boston — Analyst

Okay and then just to follow-up quickly on the roaming yield. Do you have any expectations as far as what that number would be say full year ’03 and are you expecting any near-term step-downs in that?

Wesley E. Schultz - Rural Cellular Corporation — CFO

We have a number of different contracts that comprise all of the various contracts that contribute to our out collect roaming revenues and various of those contracts do have step downs over the course of the next several years in fact. So, we would anticipate there will be some reduction in the roaming yield as we’ve indicated in the past, although I think it will be a little bit more modest on an actual per step change going forward from where we are today. But we would anticipate that that yield would go down gradually over time.

Pat Dyson - Credit Suisse First Boston — Analyst

Okay, and just what as far as the full year roaming revenue expectation do you say is going to be modestly up as compared to last year?

Wesley E. Schultz - Rural Cellular Corporation — CFO

That’s what our current thinking is which I think is changed a little bit from last quarter where we said it might be slightly down. We’re anticipating that we will be at or slightly above where we were last year for the whole year.

Operator

Thank you. Anthony Clarman, go ahead and please state your company.

Anthony Clarman - Deutsche Banc — Analyst

Hi, Anthony Clarman From Deutsche Bank. Couple of Questions. First, following up on one of Pat’s questions on the preferred, are there any prohibitions around in the individual securities which you prefer target in? And, specifically I’m wondering if because you are not paying a cash dividend on the 11 3/8 is that what prohibits you from buying back any of the 12 1/4 preferred or if you allot only by the senior preferred due to anything that might be in those indentures? And then on LSR, you’re up sort of 10% sequentially, and you mentioned SMS, and some increase minutes that you use, but I was wondering if there is anything else you could break out to help us sort of clarify what exactly drove the 10% sequential gain in LSR and whether that’s something we should expect to model in for the rest of the year? Thanks.

Wesley E. Schultz - Rural Cellular Corporation — CFO

Anthony, I’ll answer the first one and Ann will answer the second one. As it relates to specifics on your question of whether or not we can buy back the junior preferred stock. We can buy back the junior preferred stock. However, if we would buy back the junior preferred stock or for that matter any other securities junior to the senior preferred stock, we would have to first pay any unpaid dividend at that point on the senior preferred stock. So if after the August 15, scheduled payment for the senior preferred stock, we would purchase junior preferred in this case, we would have to pay that dividend payment prior to buying back those junior securities.

Anthony Clarman - Deutsche Banc — Analyst

Would that dividend payment be able to be made in kind or does it have to be a cash dividend?

Wesley E. Schultz - Rural Cellular Corporation — CFO

It has to be paid in cash because we no longer have the ability to pay in kind.

Anthony Clarman - Deutsche Banc — Analyst

Thank you.

Operator

Thank you, Ethan Schwartz your line is open and please state your company.

Ethan Schwartz - CRT Capital — Analyst

Ethan Schwartz from CRT Capital. Most of my questions have been answered, just a couple of follow-up questions. First of all, what is the size of the basket under the senior note — actually under the sub note indenture for current purchases of preferred? I think in the past you said it was somewhere in the $50 million unchanged range going up each quarter. I thought it was somewhat higher than that, but if you can give us the latest number?

Wesley E. Schultz - Rural Cellular Corporation — CFO

The restricted payment basket under the most restrictive of our covenants is currently the 9 3/4% sub notes that were issued last year, and that basket after the end of the second quarter is approximately $75m.

Ethan Schwartz - CRT Capital — Analyst

Okay. And then I would also want to go back to the subsidy question for 2004 - the USF filings for the states in which you said that you are certified or expect certification. So, on annualized basis a dollar figure north of $30m. Is that roughly the range for next year? Is this an accurate estimation on USF’s part of what you would get it certified in time to receive full-year subsidies by 2004?

Wesley E. Schultz - Rural Cellular Corporation — CFO

Certainly there are some factors that can change that. One of them would be the timing on which we are certified and when the timing would then be for actually receiving those funds. And there are some discrepancies, we believe from what we know of that website, I think you are referring to, that have some inaccuracies. But having said all of that, those numbers are somewhat indicative of what the potential is. We said before that this was an opportunity for us, that was a significant opportunity for the company.

Ethan Schwartz - CRT Capital — Analyst

Okay. And then I just want to go back to the earlier question about your LSR sequential gain — the question about what some of the factors that were helping you that was obviously very impressive.

Ann K. Newhall - Rural Cellular Corporation — Chief Operating Officer

I can address that, but if I can go back one step on the USF fund too. You also have to realize that the formula in filings that the subsidies are based on are based on the expenses that are filed by the wireline companies, which change from time to time. And they certainly will not be identical to what you see in those sites today. The degree to which they change is something that is outside of our control, and we really discover on a quarterly basis just as the rest of the world does. So, again a word of caution in looking at site. With respect to the LSR, we’ve made a very conservative effort over the last year, particularly, to do several things. One is to penetrate our customer base, our existing customer base with sales of additional features such as SMS, voice mail, and other new features that we have available. Secondly, we have worked very hard to migrate our customers who are on old fashion plans, to newer plans with different buckets and different features to support our efforts of retention and keeping our customer base strong, but also to get our customers accustomed to being able to use more minutes and features, and we find the more they use them, the more they like them, and the more our usage goes up. And finally, I would say that overall our customer base, as a whole like most wireless users, very much enjoy using SMS and the other kinds of services that we have to offer, and I think we are seeing that reflected in the LSR.

Ethan Schwartz - CRT Capital — Analyst

Okay. Thank you very much.

Operator

Thank you. Mark Bishop, your line is open and please state your company.

Mark Bishop - Boston Company — Analyst

Boston Company. Couple of things. First I just want to clarify, did you say that USF revenue that you said next year could be in the ballpark of $30m?

Wesley E. Schultz - Rural Cellular Corporation — CFO

We did not say that. That was I think Ethan who had indicated he saw a website that in all of the areas in which we have acquired, we might see it in that ballpark. You have to remember as we acquire additional states, I believe its Kansas, Oregon, and New Hampshire that we are not certified yet, however.

Mark Bishop - Boston Company — Analyst

Ok.

Ann K. Newhall - Rural Cellular Corporation — Chief Operating Officer

And we don’t expect to have that for the full year next year.

Wesley E. Schultz - Rural Cellular Corporation — CFO

Actually it will be too late now in order to give for your subsidy levels for next year.

Mark Bishop - Boston Company — Analyst

Okay. And then a couple of things. Are you prohibited from doing common stock buybacks?

Wesley E. Schultz - Rural Cellular Corporation — CFO

We could buy back common stock if that was something we elected to do.

Mark Bishop - Boston Company — Analyst

Okay. And also, do you have the minutes of use in the network minutes of, total network minutes, you said almost you are up, but then get the numbers?

Wesley E. Schultz - Rural Cellular Corporation — CFO

We have not historically supplied those numbers.

Mark Bishop - Boston Company — Analyst

Okay. And then just the last one is that you gave the CAPEX projections in total, and I think you said that the TDMA would be minimal. So, I assume that your spending like $150m that you would have on GSM and CDMA. What kind of returns would you expect to get on that investment? I mean, if you get, that would depreciate over like six years or so? And plus you would have to get a return on the $150m or so? I mean, could it add?

Ann K. Newhall - Rural Cellular Corporation — Chief Operating Officer

Maybe, I could try to address the capital expenditures. We have given guidance that the capital expenditures through 2005 would be $190 to $230m range. As we are moving forward, as we are implementing and moving our customers towards new network, it becomes difficult to distinguish exactly which dollar is spent on maintenance of our existing networks and which dollar is spent on a new network. So, we don’t think of it in terms so much of dividing it out in those categories. We will continue to have maintenance on our existing side. As the new networks are in place we will have maintenance on those sides as well on a go-forward basis, and then eventually, of course, with transition off field networks. And we expect that process to be fairly more than even over the next few years. I don’t know if that is any help, but we probably don’t categorize the numbers quite the way you did.

Wesley E. Schultz - Rural Cellular Corporation — CFO

Mark, I also want to update something I had said earlier. We are not able to buyback common stock under our amended credit facility. We really have no intention of buying back common stock anyway.

Operator

Again as a reminder, if you would like to ask a question, you may press star followed by one. Sandy Liang, your line is open and please state your company.

Sandy Liang - Bear Stearns — Analyst

Hi there. Bear Stearns. First of all, you mentioned that in addition to USF revenue, there were USF costs in the income statement as well. I am just wondering if you could describe what costs they are? And second of all, I am just wondering if you can discuss market sharing your footprint, you know, what do you think, for your retail customers — are your market shares going up or down and what’s the outlook for your market and what are your best selling plans?

Wesley E. Schultz - Rural Cellular Corporation — CFO

On USF cost, essentially the costs are what we turn around and remit to the agency that we remit these funds. So, it’s essentially a pass through where we put the amounts on our customers’ bills and turn around and remit that money to the agencies that administer the USF fund. Simply, its our rate that is prescribed each quarter on what we need to remit per customer.

Sandy Liang - Bear Stearns — Analyst

So it is not additional cost associated with the subsidy side?

Wesley E. Schultz - Rural Cellular Corporation — CFO

No. In fact, this is something that has been going on for a long time. The subsidy levels or the rates have changed and fluctuate all the time. But it’s something that we have done in the past, which we said in the past we didn’t account for it this way. Under new accounting pronouncements, we are required essentially to gross up the revenues and the SG&A expenses. It just moved, flowed through the balance sheet essentially. But it’s no different from our operation or business perspective than what has been happening for a number of years.

Sandy Liang - Bear Stearns — Analyst

Okay.

Wesley E. Schultz - Rural Cellular Corporation — CFO

It’s the fund that we ultimately have for the subsidy level that we will receive.

Ann K. Newhall - Rural Cellular Corporation — Chief Operating Officer

It might help just to clarify that all telecom carriers collect from their customers and contribute to the Universal Service Fund. We are one such carrier, and we have been doing that for several years and as you could see from quarterly results, the amount we collected and passed on to the fund is in the millions of dollars, as it is for most carriers. With respect to your question on market share, we really haven’t shared a lot of specifics on that in the past, and I don’t think we intend to change that. I would say that from our point of view, that we believe that our share has been pretty stable overall. If you looked at any particular areas, some areas we feel have gone up slightly, some we feel have gone down slightly. That’s perfectly normal, and we aren’t seeing anything that is abnormal at this point in time. As far as our best selling plans, again that’s not a matter that we have disclosed plan-by-plan. We have said before that we had an increased emphasis in the last year on local service plans. In other words, service plans that are totally on our network. As far as what is included in the bucket, those have been very successful. Also as the regional carrier, regional multi-state plans have been very popular with our customers as they have been, I think, with most carriers’ customers. We also have national plans just like everyone else because a few of our customers want them and use them, but we wouldn’t put that in the most popular category.

Sandy Liang - Bear Stearns — Analyst

So, in terms of going forward with these new roaming arrangements you have, are you going to be changing the mix of your local versus national plans at all?

Ann K. Newhall - Rural Cellular Corporation — Chief Operating Officer

Well, I think that having the rates that we do give us greater opportunity for that kind of flexibility, but frankly we design our plans to meet the competition or to beat the competition in our various market places, and we appreciate all the flexibility that we have to do those plan designs. But I can’t say that they will dictate any particular direction for us.

Sandy Liang - Bear Stearns — Analyst

Okay, thanks.

Operator

Thank you. Our next question comes from Eruma Vahne. Please state your company.

Eruma Vahne - King Street Capital — Analyst

Hi. Eruma Vahne, King Street Capital. I jumped on the call a little late. So, I apologize if you’ve already answered any of these questions. First, what is the size of the basket to buy back Genie securities under the credit facility and —

Wesley E. Schultz - Rural Cellular Corporation — CFO

Under the credit facility, the basket is $100m. However, we have more restrictive covenants under our existing 9 3/4% in the new notes that would be at approximately $75m.

Eruma Vahne - King Street Capital — Analyst

Okay, and the second question is with regards to your recently signed roaming agreement with AT&T. Are they GSM or TDMA contracts, and what regions do they cover?

Ann K. Newhall - Rural Cellular Corporation — Chief Operating Officer

They are both GSM and TDMA agreements, and they really cover part — you should say parts of all of our regions. There is, of course, differences between the two companies as to what they cover there.

Eruma Vahne - King Street Capital — Analyst

Okay. Thank you.

Operator

Thank you. Our next question comes from Steve Wollen and please state your company.

Steve Wollen - Sankety Advisors — Analyst

Hi guys. It’s Steve Wollen from Sankety Advisors, how are you doing?

Richard P. Ekstrand - Rural Cellular Corporation — President & CEO

Good, thank you.

Steve Wollen - Sankety Advisors — Analyst

A question again on the roaming side. It looks like your roaming revenues sequentially was up somewhere around 9.25%. And I understand, you said the roaming rates have been relatively, the yields have been relatively flat for the last couple of quarters. I’m wondering if you could talk about, presumably that bend is coming in the increase in roaming minutes of use, how much of that you see as seasonal versus underlying growth, and if you could also talk a little bit about some of the trends you’re seeing from your roaming customers for that matter?

Wesley E. Schultz - Rural Cellular Corporation — CFO

Well see, certainly our business for our customers usage is seasonal and so is the out collect roaming revenue minutes of use. We did see our normal typical upswing in minutes of use in the second quarter. We’ve been a highly seasonal company and we would expect the third quarter would be like every other third quarter, that is our peak quarter for out collect minutes usage. So to differentiate between seasonality, and I think you posed the question of internal growth. I think, basically what I’m going to say and we’d expect that our seasonality will influence the total number of minutes, but we also continue to see the number of minutes in each of the last quarters going back for a number of years. In fact, probably to some of the gain in the company on a year-over-year basis for minutes of use in out collect roaming is larger than it is the year before. We’re still seeing very substantial increases in minute and we’re encouraged by that.

Operator

Thank you. Again as a reminder, if you would like to ask a question, you may press star followed by one. Our next question is from Kevin Marvel and please state your company.

Kevin Marvel - Analyst

Hi, Kevin Marvel from Criterion Capital. Couple of questions. First on the CAPEX number, $190m to $230m, does that include all of ‘03 or just second half of ‘03. Second, I wonder if you could comment a little bit on the roaming agreements and whether there are any preclusions of Cingular or AT&T doing any over-bills in your area. And finally, if you could comment on what your outlook is for wireless number portability and when that’s going to start impacting in some of your projects?

Wesley E. Schultz - Rural Cellular Corporation — CFO

Well, I’m not sure I could hear your second question very well, but I’ll try the other two. The CAPEX number of $190m to $230m does include all of ‘03 rather than just the second half. With respect to the wireless number portability, because we only have one comp in the top 100 market, we don’t really see the effect of the number portability until May of 2004. In other words, it’s not operative in our markets until that point of time. I think like all carriers we see it as both a trap and opportunity for us and we’re certainly very focused on retaining our customers and making use of the opportunity to respect other carriers’ customers. And at this time, I don’t believe there are really any carriers that are predicting specifically what the outcomes of all that would be, although we feel very confident about it because of our strong retention record with our customers that go back some years as far as having strong retention. I think, your second question is no I couldn’t hear it fully related to the prospect of or probation of over bills by our roaming partners in our areas as a result of our agreement. It’s really not feasible to have prohibition in these agreements — that runs into some legal issues and other things that make it difficult to do in that sense. And that has not been our focus. Our focus has been to have reasonable business relationships in place with other carriers so that they are encouraged and incented to use our networks and pay us a reasonable price for the use of those networks, leaving their own capital available to use in other parts of their systems. And like ourselves, most carriers have many means for their capital and to this point we found that to be successful. Do we expect there to be some over builds at this time? I would say yes we do because that would be the normal course of things, but we believe that the relationships we have in place, stable relationships, will limit the impact of that in our company.

Kevin Marvel - Analyst

Thank you.

Operator

Thank you. Our next question comes from Steve Madon and please state your company.

Steve Madon - Analyst

Steve Madon from Magnum Mckal Partners. One quick clarification question on the USF grants, those hit revenue in our (ph) EBITDA, don’t they?

Wesley E. Schultz - Rural Cellular Corporation — CFO

The subsidies that we receive are included in service revenue and they do impact EBITDA, yes.

Steve Madon - Analyst

So, the 2.5 was included in your last quarter EBITDA?

Wesley E. Schultz - Rural Cellular Corporation — CFO

That is correct.

Steve Madon Analyst

Okay, that was it. Thank you.

Operator

Your next question comes from Jessica Brewer and please state your company.

Jessica Brewer - CSFB — Analyst

Hi, Jessica Brew, CSFB. Just two really quick clean-up questions. You mentioned a little bit about the G&A. I wanted to seek a quick breakout selling and marketing expense that really (ph) from SG&A as you did last quarter and then also if you could give us the in-collect minutes, the cost per minute.

Wesley E. Schultz - Rural Cellular Corporation — CFO

Jessica Blewer. Frankly I don’t have answers for either one of those questions right in hand. Those are specific framings that we’re just not in a position to talk to at this point.

Jessica Brew - CSFB — Analyst

Let me do that offline then maybe. Okay thanks.

Operator

At this at time I’ll like to turn the call back over to Mr. Ekstrand for any closing comments.

Richard P. Ekstrand - Rural Cellular Corporation — President & CEO

Thanks again for your interest in Rural Cellular. The wireless industry is expanding and RCC is clearly going to be part of this growth. Our operations are strong and sustainable and our network and roaming strategy present a solid future for us. With that I look forward to discussing our third quarter progress in November with you.

Operator

Thank you for joining today’s conference you may disconnect at this time.